EXHIBIT 21.1

SUBSIDIARIES OF MEXCO ENERGY CORPORATION

1. Forman Energy Corporation, a New York corporation

2. Southwest Texas Disposal Corporation, a Texas corporation

3. TBO Oil & Gas, LLC, a Texas limited liability company